UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2014

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 28, 2014, ImmunoGen, Inc. (the “Company”) entered into a Second Amendment to Lease Agreement (the “Second Amendment”) with Intercontinental Fund III 830 Winter Street, LLC (“Landlord”) with respect to the Company’s facility located at 830 Winter Street, Waltham, Massachusetts (the “Building”).  Pursuant to the Second Amendment, the Company has agreed to extend the initial term of the lease for the approximately 90,000 square feet of office and laboratory space in the Building (the “Original Space”) leased under the original Lease Agreement effective July 27, 2007 (the “Original Lease”) and for the additional approximately 18,700 square feet of office space in the Building (the “Additional Space”) leased under the First Amendment to Lease Agreement effective December 9, 2013 (the “First Amendment”), in each case from March 31, 2020 to March 31, 2026.  Under the terms of the Second Amendment, with respect to each 12-month period beginning April 1 and ending March 31, beginning retroactively on April 1, 2014 and ending on March 31, 2020, the Company will pay the Landlord annual fixed rent for the Original Space of $3,245,945 for the first four years, and $3,601,665 for the next two years, in monthly installments, as well as its proportionate share of taxes and operating expenses in all years.  Pursuant to the Second Amendment, the Company will save $4,357,570 in aggregate fixed rent for the Original Space for the period from April 1, 2014 through March 31, 2020 over what it would have been required to pay under the Original Lease.  Rent for the Additional Space during the period from April 1, 2014 through March 31, 2020 will remain as set forth in the First Amendment.  Beginning on April 1, 2020 and continuing until the expiration of the lease term, the Company will pay the Landlord annual fixed rent for the combined Original Space and Additional Space of $4,357,192 for the first two years, and $4,787,532 for the remainder of the initial lease term, in monthly installments, as well as its proportionate share of taxes and operating expenses in all years.  The Company’s option to extend the lease term for the combined Original Space and Additional Space for two additional terms of five years remains unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: April 29, 2014	/s/ David B. Johnston

David B. Johnston
Executive Vice President and Chief Financial Officer